Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K of Skkynet Cloud Systems, Inc. for the year ended October 31, 2011 of our report dated March 30, 2012, relating to our audit of the financial statements. Our report dated March 30, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the inclusion of our name as an expert.

/s/ Hood & Associates, CPAs, P.C.

Certified Public Accountants

July 23, 2012